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                                                                    Exhibit 23.4


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan of Waterlink, Inc.; 1997 Non-Employee Director Stock Option Plan of Waterlink, Inc.; Waterlink, Inc. Amended and Restated 1995 Stock Option Plan, and the Waterlink, Inc. 1997 Omnibus Incentive Plan of our report dated February 23, 1997 with respect to the financial statements of Great Lakes Environmental, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-25249) of Waterlink, Inc., filed with the Securities and Exchange Commission.


                                        Dennis D. Tysl & Company, Ltd.


Palatine, Illinois
June 23, 1997